August 22, 1997



DAKOTAH, INCORPORATED                                               EXHIBIT 5.1
One North Park Lane
Webster, South Dakota 57274-0120

         Re: Dakotah, Incorporated 1996 Stock Option Plan for Directors Registration Statement on Form S-8

Gentlemen:

         This opinion is furnished in connection with the registration, pursuant to the Securities Act of 1933, as amended ("Act"), of 100,000 Shares ("Shares") of the Common Stock, $.01 par value per share ("Common Stock"), of Dakotah, Incorporated ("Company"), which may be issued upon the exercise of options granted under the Company's 1996 Stock Option Plan for Directors ("Plan"). We have examined such documents, certificates, and records as we considered necessary for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that upon the issuance and delivery of the Shares in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable shares of the Company's Common Stock.

         We understand that this opinion is to be used in connection with the Registration Statement and hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s Gray, Plant, Mooty, Mooty & Bennett, P.A.